CASH SYSTEMS, INC. COMPLETES
                         NEW FINANCING

 MINNEAPOLIS, June 24, 2002 -- Cash Systems, Inc. (OTC Bulletin Board: CSHS), a provider of cash access solutions for the gaming industry, including credit card cash advance, ATM and check cashing services, announced today that it has successfully completed two private placements raising common stock gross proceeds of $777,500 and converted notes totaling $425,000 to company common stock. As a result of this financing activity, Cash Systems has increased equity and cash on hand, while reducing current liabilities. Management feels that it has raised enough capital to meet company requirements.

 Cash Systems is projecting revenues for the first half of 2002 to reach $6 million, a 100% increase over the $3 million in revenues for the same period of 2001. Third quarter revenues are expected to show similar growth with the addition of several properties, including Hollywood Casino in Aurora, IL and Rampart Casino in Las Vegas, NV.

 Chris Larson, Chief Financial Officer of Cash Systems, said, "We are very pleased with the completion of these private placements. In fact, investors significantly oversubscribed in the offering sold by Equity Securities Investments, Inc. Furthermore, with the conversion of Cash Systems notes to company common stock, we have improved working capital, thereby eliminating going concern issues. Investors have shown great confidence in Cash Systems by virtue of our strong growth in revenue and increased revenue in the gaming industry. Our financial strength and market share continues to grow."

About Cash Systems, Inc.

 Minneapolis-based Cash Systems, Inc., has grown from a regional ATM provider to one of four cash access companies serving the gaming industry. Cash Systems' products include its proprietary cash advance systems, ATMs and check cashing solutions. Cash Systems gaming clients are comprised of both Native American and commercial entities. Such clients include Argosy Gaming Company, Inc., Crystal Palace Marriott, The New Frontier Hotel & Casino and Hollywood
Casino   Aurora.

Please visit www.cashsystemsinc.com for more information.
***
 Except for historical information contained herein, the disclosures in this news release are forward-looking statements which could be affected by certain risks and uncertainties, and actual results may differ materially from the forward-looking statements. These risks and uncertainties are described in the company's current 8-K, 8-KA, 10-QSB and 10-KSB filings with the Securities and Exchange Commission.
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06/24/02